The following unaudited pro forma financial information presents the combined results of Titan Energy Worldwide, Inc. and RB Grove’s Industrial and Service Departments as if the acquisition had occurred January 1, 2008 and for the year ended December 31, 2008. The unaudited pro forma financial information is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had the Company completed the acquisition at the beginning of that period. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the combined company.

	Titan Energy Worldwide, Inc.	Groves Industrial and Service dept.	Proforma Adjustments		Proforma total
	2008	2008			2008

Revenue	$9,250,608	$2,908,748			$12,159,356
Cost of Sales	7,676,966	2,057,681	24,109	a	9,758,756
Gross profit	1,573,642	851,067	(24,109)		2,400,600
General and administrative expenses	3,238,595	608,609	37,982	b,c	3,885,187
Loss from Operation	(1,664,953)	242,458	(62,091)		(1,484,587)
Interest Expense and Other Income	59,150	(12,214)	34,291	d	81,229
Net Gain (Loss)	(1,724,103)	254,672	(96,382)		(1,565,814)
Preferred dividend from beneficial
Conversion feature on Series D	(593,162)	-	-		(593,162)
Net loss available to common shareholders	$(2,317,265)	$254,672	$(96,382)		$(2,158,976)
Weighted average number of shares	15,558,222				15,558,222
Basic and diluted net loss per shareholder	$(0.15)				$(0.14)

a)	Represents an additional person to sell service contracts
b)	This amount represents the additional costs to have an accountant
c)	This line includes additional depreciation of $6,626 and amortization of a customer list of $18,000 based on the fair value of these assets
d)	Represents interest on borrowings to complete the transaction.